Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 12, 2007 on the financial statements of the Top Flight Long-Short Fund, dated as of September 30, 2007 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Top Flight Long-Short Fund (SEC File No. 811-21256 and 333-101319).

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

January 29, 2008